UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             January 30, 2008

ML Macadamia Orchards, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9145	99-0248088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26-238 Hawaii Belt Road, Hilo, Hawaii		96720
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     808-969-8057

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events

On January 30, 2008, ML Macadamia Orchards, L.P (the “Company”) filed a complaint in the Circuit Court for the Third Circuit, State of Hawaii against Hamakua Macadamia Nut Company, Inc., alleging breach of a December 2004 Nut Purchase Contract which provided for the sale of approximately 6.0 Million pounds of wet-in-shell (“WIS”) macadamia nuts to Hamakua each year during the years 2007 - 2012, inclusive.  The suit alleges that Hamakua failed to process approximately 3 Million WIS pounds in 2007 and seeks damages in excess of $1.2 Million Dollars as a result of such 2007 breach.  The suit also alleges that Hamakua has refused to purchase nuts in 2008 as required by the Nut Purchase Contract and requests the Court to compel Hamakua to perform the contract and purchase the Company’s nuts, or, in the alternative, damages according to proof for such year.

The Company intends to attempt to find alternative customers for that portion of the 6.0 Million WIS pounds of nuts per annum which are not purchased by Hamakua, but there is no assurance that it will be able to do so for the entire amount.  Unless the Company can arrange for processing or purchase by others, the amount of the Company’s production that is not processed or purchased will rot in the field.

The inability of the Company to arrange for processing or purchase of these nuts materially adversely impacted its net profits and cash flow for 2007 and may materially adversely impact its financial performance in 2008.  The Company has advised its lenders that it may have failed to meet required financial loan covenants as at December 31, 2007. If necessary, the Partnership intends to seek a waiver from its lenders of any non-compliance with such covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ML Macadamia Orchards, L.P.
(Registrant)

Date: February 5, 2008

	By:	ML Resources, Inc.
Managing General Partner

	By:	/s/ Dennis J. Simonis
Dennis J. Simonis
President and Chief Executive Officer